As filed with the Securities and Exchange Commission on June 7, 2010
Registration No. 333-__________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OHIO LEGACY CORP
(Exact name of registrant as specified in its charter)

Ohio	34-1903890
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 South Main Street, North Canton, Ohio	44720
(Address of Principal Executive Offices	(Zip Code)

Ohio Legacy Corp 2010 Cash and Equity Incentive Plan
(Full title of the plan)

Copy to:
Rick L. Hull	Jason L. Hodges, Esq.
Ohio Legacy Corp	Vorys, Sater, Seymour and Pease LLP
600 South Main Street	Suite 2000, Atrium Two
North Canton, Ohio 44720	221 E. Fourth Street
(Name and address of agent for service)	Cincinnati, Ohio 45202

(330) 244-2985
(Telephone number, including area code, of agent for service)

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Tile of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of Registration fee

Common Shares, without par value	2,000,000	$2.58	$5,160,000	$367.91

(1)
In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional common shares that may become issuable under the terms of the Ohio Legacy Corp 2010 Cash and Equity Incentive Plan to prevent dilution resulting from any stock split, stock dividend, recapitalization or other similar transaction or adjustment affecting the common shares.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, and computed on the basis of $2.58 per share, which is the average of the high and low sales prices of the common shares as reported on the NASDAQ Stock Market on June 3, 2010.

Index to Exhibits appears on page II-6.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Ohio Legacy Corp 2010 Cash and Equity Incentive Plan (the “Plan) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement on Form S-8 (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

Ohio Legacy Corp (the “Registrant”) hereby incorporates into this Registration Statement the following documents filed by the Registrant with the Commission:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed by the Registrant on March 31, 2010;

•	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010 filed by the Registrant on May 17, 2010;

•	The Registrant’s Current Reports on Form 8-K filed by the Registrant with the Commission on February 22, 2010, February 25, 2010, March 22, 2010, March 26, 2010, April 16, 2010 and May 20, 2010; and

•
The description of the Registrant’s common shares, without par value, appearing under the caption “Description of Securities” contained in the Registrant’s Registration Statement on Form SB-2 (Registration No. 333-38328) filed by the Registrant with the Commission on June 1, 2000, or contained in any subsequent amendment or report filed for the purpose of updating such description.

All documents which may be filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated herein by reference and to be made a part hereof from the date of filing of such documents.  Information furnished to the Commission by the Registrant under any Current Report on Form 8-K shall not be incorporated by reference into this Registration Statement.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Under Section 1701.13(E) of the Ohio Revised Code (the “ORC”), directors, officers, employees and agents of Ohio corporations have an absolute right to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with any action, suit or proceeding to the extent they are successful in defense of the action, suit or proceeding, including derivative actions, brought against them, or in defense of any claim, issue or matter asserted in any such action, suit or proceeding.  A director, officer, employee or agent is entitled to such indemnification if such person’s success is “on the merits or otherwise.”

Section 1701.13(E) of the ORC permits a corporation to indemnify directors, officers, employees or agents of the corporation or individuals who are or were serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation or entity in circumstances where indemnification is not mandated by the statute if certain statutory standards are satisfied.  A corporation may grant indemnification in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, investigative or administrative, other than derivative actions, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. Such indemnification is permitted against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with the action, suit or proceeding.  A corporation may also provide indemnification in derivative actions for expenses (including attorney’s fees) actually and reasonably incurred in connection with the defense or settlement of an action or suit if the officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation.  Ohio law does not expressly authorize indemnification against judgments, fines and amounts paid in settlement of derivative actions.  A corporation may not indemnify a director, officer, employee or agent in derivative actions for expenses (including attorney’s fees) if such person is adjudged to be liable for negligence or misconduct in the performance of such person’s duties to the corporation unless, and only to the extent that, a court determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity as the court deems proper.  In addition, a corporation may not indemnify a director in any action or suit in which the only liability asserted against the director is for approving unlawful loans, dividends or distribution of assets under Section 1701.95 of the ORC.

Under Section 1701.13(E) of the ORC, a corporation is generally required to pay expenses (including attorney’s fees) incurred by a director in defending an action, suit or proceeding as they are incurred, in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by such director to reasonably cooperate with the corporation concerning the action, suit or proceeding and to repay such amount if it proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation.  Section 1701.13(E) of the ORC also permits a corporation to pay expenses (including attorney’s fees) incurred by a director, officer, employee or agent as they are incurred, in advance of the final disposition of the action, suit or proceeding, as authorized by the corporation’s directors and upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification.

Section 1701.13(E) of the ORC states that the indemnification provided thereby is not exclusive of, and is in addition to, any other rights granted to persons seeking indemnification under the corporation’s articles or regulations, any agreement, a vote of the corporation’s shareholders or disinterested directors or otherwise.

Section 1701.13(E) of the ORC grants express power to a corporation to purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit and self-insurance, for director, officer, employee or agent liability, regardless of whether that individual is otherwise eligible for indemnification by the corporation.

Section 29 of the Registrant’s Code of Regulations governs indemnification by the Registrant and provides as follows:

Section 29. Indemnification of Directors and Officers.  The Corporation shall indemnify directors or former directors, and may indemnify any officer or former officer of the Corporation and any person who is or has served at the request of the Corporation as director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (and his heirs, executors and administrators), against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to the fullest extent permitted by, and according to the procedures and requirements set forth in, the Ohio General Corporation Law as the same may be in effect from time to time.  The indemnification provided for herein shall not be deemed to restrict the right of the Corporation to (i) indemnify employees, agents and others as permitted by such Law, (ii) purchase and maintain insurance or provide similar protection on behalf of directors, officers or such other persons against liabilities asserted against them or expenses incurred by them arising out of their service to the Corporation as contemplated herein, and (iii) enter into agreements with such directors, officers, employees, agents or others indemnifying them against any and all liabilities (or such lesser indemnification as may be provided in such agreements) asserted against them or incurred by them arising out of their service to the Corporation as contemplated herein.  The Corporation shall pay directors or former directors, and may pay any officer or former officer of the Corporation and any person who is or has served at the request of the Corporation as director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (and his heirs, executors and administrators) expenses in defending the action, suit, or proceeding as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of such person in which he agrees (a) to repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (b) to reasonably cooperate with the corporation concerning the action, suit, or proceeding.

In addition, the Registrant has purchased insurance coverage under policies which insure directors and officers of the Registrant against certain liabilities which might be incurred by them in such capacity.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

See the Index to Exhibits appearing on page II-6 of this Registration Statement, which is incorporated herein by reference.

Item 9.  Undertakings.

A.   The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts  or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
Insofar as indemnification for liabilities arising under the Securities Act  may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Part II, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[Signature page to immediately follow.]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Canton, State of Ohio, on June 7, 2010.

OHIO LEGACY CORP

By:	/s/ Rick L. Hull
Rick L. Hull
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 7, 2010.

Signature	Title

/s/ Rick L. Hull	President and Chief Executive Officer and Director
Rick L. Hull	(Principal Executive Officer)

/s/ Jane Marsh	Senior Vice President, Chief Financial Officer and
Jane Marsh	Treasurer (Principal Financial Officer and Principal Accounting Officer)

*	Chairman of the Board and Director
Wilbur R. Roat

*	Director
Louis Altman

*	Director
Robert F. Belden

*	Director
Bruce A. Cassidy, Sr.

*	Director
Heather L. Davis

*	Director
J. Edward Diamond

*	Director
Denise M. Penz

*	Director
Michael S. Steiner

*	Director
Frank P. Wenthur

*	Director
David B. Wurster

* The above-named directors of the Registrant sign this Registration Statement by Rick L. Hull, their attorney-in-fact, pursuant to the Power of Attorney signed by each of the above-named directors, which Power of Attorney is filed as an exhibit to this Registration Statement.

By:	/s/ Rick L. Hull
Rick L. Hull, Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description	Location

4.1	Second Amended and Restated Articles of Incorporation of Ohio Legacy Corp	Incorporated by reference to Exhibit 3.1 to Ohio Legacy Corp’s Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2003 (File No. 0-31673).

4.2	Amendment to Article Fourth of the Second Amended and Restated Articles of Incorporation of Ohio Legacy Corp	Incorporated by reference to Exhibit 3.2 to Ohio Legacy Corp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (File No. 0-31673).

4.3	Code of Regulations of Ohio Legacy Corp	Incorporated by reference to Exhibit 3.2 to Ohio Legacy Corp’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003 (File No. 0-31673).

4.4	Amendment No. 1 to Code of Regulations of Ohio Legacy Corp	Incorporated by reference to Exhibit 3.2 to Ohio Legacy Corp’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003 (File No. 0-31673).

5.1	Opinion of Vorys, Sater, Seymour and Pease LLP	Filed herewith.

10.1	Ohio Legacy Corp 2010 Cash and Equity Incentive Plan	Incorporated by reference to Exhibit 10.1 to Ohio Legacy’s Current Report on Form 8-K filed May 20, 2010 (File No. 0-31673).

23.1	Consent of Crowe Horwath LLP	Filed herewith.

23.2	Consent of Vorys, Sater, Seymour and Pease LLP	Included in Exhibit 5.1.

24.1	Powers of Attorney	Filed herewith.